Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-3 of Perfect Moment Ltd. of our report dated July 1, 2024 relating to their consolidated financial statements as of March 31, 2024 and 2023 and for the fiscal years then ended, respectively, (which report includes an explanatory paragraph relating to substantial doubt about Perfect Moment Ltd.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Weinberg & Company

Los Angeles, California

March 6, 2025